Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, VP of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM AND TRACINDA ANNOUNCE COMPLETION OF DUE DILIGENCE PROCESS
     DENVER, Colorado (February 8, 2008) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent energy exploration and development company (“Delta” or the “Company”), and Tracinda Corporation (“Tracinda”) today announced that Tracinda has completed the due diligence process for its strategic investment in Delta. As a result, Tracinda has waived its due diligence condition and will proceed with its planned investment in the Company. As previously announced, Tracinda has agreed to purchase 36 million shares of the Company’s common stock for $684 million.
     Roger Parker, the Company’s Chairman and CEO stated, “With the completion of Tracinda’s due diligence, we look forward to welcoming Tracinda as a shareholder and strategic partner in Delta. I am very confident that this transaction will allow Delta to significantly increase proved reserves, production and cash flow on a per share basis, thereby creating value for all of our shareholders. We look forward to receiving shareholder approval and closing the transaction.”
     Tracinda Corporation said, “We are very pleased to move one step closer to finalizing our investment in Delta and beginning our strategic partnership with the Company. After our in-depth review, we remain impressed by the strength of the management team and the value of the Company’s identified oil and natural gas resources, as well as its significant upside potential.”
     As previously announced, the Company will hold a special meeting of its shareholders at its offices in Denver, Colorado at 10:00 a.m. Mountain Time on February 19, 2008 to vote on the Tracinda transaction. Proxy materials were mailed to shareholders on or about January 29, 2008. The closing of the transaction is expected to occur promptly after shareholder approval is obtained.
ABOUT DELTA PETROLEUM CORPORATION
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company has a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in its Rocky Mountain development projects. Its common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”

ABOUT TRACINDA CORPORATION
     Tracinda is a privately held Nevada corporation wholly-owned by Mr. Kirk Kerkorian. Tracinda’s principal business is buying, selling and holding selected equity securities. Tracinda presently owns 128,000 shares of Delta common stock. Mr. Kerkorian has served as Chief Executive Officer, President and sole director and stockholder of Tracinda for more than the past five years.
     In connection with the proposed transaction, Delta has filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”).
     SECURITY HOLDERS OF DELTA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Delta Petroleum Corp., 370 17th Street, Suite 4300, Denver, CO 80202 (Telephone: 303.293.9133). In addition, documents filed with the SEC by Delta are available free of charge at the SEC’s web site at http://www.sec.gov.
     Delta and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Delta’s shareholders in connection with the transaction, and may have interests which may be different than those of Delta shareholders generally. Information regarding the interests of such directors and executive officers is included in Delta’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Delta’s participants in the solicitation is included in the proxy statement relating to the proposed transaction filed with the SEC. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Delta Petroleum Corp., 370 17th Street, Suite 4300, Denver CO 80202 (Telephone: 303.293.9133).
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, satisfaction of conditions to the completion of the Tracinda transaction and the ability to grow reserves, production and cash flow. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
     For Delta Petroleum:
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at
info@rjfalkner.com
     For Tracinda Corporation:
Tom Johnson / Winnie Lerner
Abernathy MacGregor Group
212/371-5999
SOURCE: Delta Petroleum Corporation